Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated October 1, 2013 (“Effective Date”), is between Talend, Inc., a Delaware corporation (the “Company”) and Mike Tuchen (“Executive”).

1.                                      POSITION, RESPONSIBILITIES, AND TERM

a.              Position.  Executive is employed by the Company to render services to the Company in the position of President and Chief Executive Officer.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties consistent with Executive’s position now or hereafter assigned to Executive by the Board of Directors of Talend, S. A. (“Board”) (“Services”) and/or Executive’s supervisor.  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.  Executive will devote Executive’s full time efforts to the provision of Services under this Agreement.

b.              Other Activities.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (iii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to one percent (1%) of the outstanding equity interests of any publicly-held company.

c.               No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

2.                                      COMPENSATION AND BENEFITS

a.              Base Salary.  In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of $300,000 per year, less applicable withholdings (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s normal payroll practices.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.              Annual Bonus.  In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive an annual discretionary bonus of up to $200,000, less applicable withholdings, based on achievement of goals and objectives established by the Board, such as ACV bookings, EBITDA and other management business objectives (“Annual Bonus”).  Any Annual Bonus earned by Executive will be paid within two-and-one-half

Employee Initials:	/s/ MHT
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months of the end of the year in which it was earned.  Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus.  For calendar year 2013 only, Executive shall be eligible to receive a maximum Annual Bonus of $50,000 (a pro rata share based on the Effective Date of the Agreement) and a minimum of $30,000, less applicable withholdings.

c.               Equity Awards.  The Company will grant Executive an option to purchase 4,411,417 shares of the Company’s Common Stock at an exercise price of Euro 0.57 ($0.76) per share (“Stock Option”), as of the date of grant for U.S. beneficiaries under the Company’s 2013 Stock Option Plan (the “2013 Plan”).  The Stock Option will be subject to the terms and conditions of the 2013 Plan, Stock Option Agreement and related documents adopted by the Board, except as expressly provided herein.  The Stock Option will also be conditioned upon the Executive’s execution of the Stock Option Agreement and any other related documents requested by the Company (e.g., shareholder’s agreement etc).  Vesting in the Stock Option will be subject to the Executive’s continued service, as discussed below and to the extent permitted in the 2013 Plan.

The Company will also grant Executive restricted stock (“Restricted Stock”) in the amount of 3,431,102 shares of Company Common Stock, with a purchase price equal to €0.01 per share.  The Restricted Stock will be subject to the terms and conditions contained in the applicable Short-Form Shareholder’s Agreement (“Shareholder’s Agreement”) and vesting restrictions based on Executive’s continued employment in the form of a call option in favor of the Company, which will be included in the applicable Short-Form Shareholder’s Agreement (“Shareholder’s Agreement”).  The Restricted Stock grant will be conditioned on the Executive’s execution of a Shareholder’s Agreement and any other applicable documents requested by the Company.

The Restricted Stock and shares of Common Stock underlying the Stock Option will represent in the aggregate fully-diluted ownership — including any currently contemplated financing events that may occur within the next 6 months — of approximately 4% of the Company, in the proportion of 43.75% Restricted Stock and 56.25% Stock Options.  Both the Stock Options and Restricted Stock will vest as follows: 25% on the first anniversary of the Effective Date (as defined in the governing documents) and the remaining 75% on a monthly basis over the following 36 months (i.e. 2.083% per month), in each case so long as the Executive continues his service with the Company pursuant to the 2013 Plan.  Vesting of any unvested portion of the Stock Options and the Restricted Stock shall accelerate (i) upon the consummation of a change in control of the Company if such change of control of the company occurs on or prior to the first anniversary of the Effective Date of this Agreement (as a change in control is defined in the applicable Shareholder’s Agreement for the Restricted Stock and 2012 Plan for the Stock Option, and other documents governing the terms of the Restricted Stock and Stock Option awards), or (ii) upon termination of Executive’s employment by the Company without Cause (as defined below) or Executive’s resignation for Good Reason (as defined below) each occurring within 12 months following a change of control (within the meaning of clause (i) above) of the Company occuring after the first anniversary of the Effective Date.

Employee Initials:	/s/ MHT
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Beginning January 1, 2014, Executive will have the opportunity to purchase up to $1,000,000 of the Company’s series H preferred shares (the “Preferred Stock”) at a price per share equal to Euro 1.05, subject to the execution of the applicable Shareholder’s Agreement and any other applicable documents requested by the Company, provided that, such purchase must be completed no later than December 31, 2014.

d.              Employment Benefits Plans.  The Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

e.               Vacation.  Executive shall be eligible to receive paid vacation subject to the policies and procedures in the Company’s Employee Handbook, as may be amended from time to time in the Company’s sole discretion.

f.                Expenses.  The Company will pay or reimburse Executive for all normal and reasonable travel, entertainment, and other business expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.  The Company will also reimburse Executive for reasonable relocation expenses relating to customary temporary housing, interim travel, and travel and moving expenses to relocate Executive’s family and primary residence from Boston, Massachusetts to Los Altos, California, in an aggregate amount not to exceed $75,000, upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

3.                                      AT-WILL EMPLOYMENT

The employment of Executive shall be “at-will” at all times.  The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Following the termination of Executive’s employment, the Company shall pay to Executive all compensation, less applicable withholdings, to which Executive is entitled up through the date of termination.  Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Sections 2(c) and 4.

4.                                      COMPANY TERMINATION OBLIGATIONS

a.              Termination by Company for Cause.  Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.  For purposes of this Agreement, “Cause” shall mean: (i) Executive engages in a material act of willful misconduct with respect to Executive’s obligations under this Agreement or otherwise relating to the business of the Company, including but not limited to misappropriation of trade secrets, fraud, or embezzlement, which, if curable, Executive fails or refuses to cure after written notice thereof from the Board and

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an opportunity to cure of at least thirty (30) days; (ii) Executive is convicted of a crime involving dishonesty, breach of trust, or physical harm to any person that the Board reasonably believes has had or will have a material detrimental effect on the Company’ reputation or business; (iii) Executive materially breaches this Agreement and, after written notice thereof from the Board and an opportunity to cure of at least thirty (30) days, Executive fails or refuses to cure such breach; (iv) Executive refuses, after written notice thereof from the Board and an opportunity to cure of at least thirty (30) days, to implement or follow a lawful policy or directive of the Company with respect to Executive’s obligations under this Agreement; (v) Executive engages in willful misfeasance or malfeasance demonstrated by Executive’s failure, after written notice thereof from the Board and an opportunity to cure of at least thirty (30) days, to perform Executive’s job duties diligently and/or professionally; or (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation, which, if curable, Executive fails or refuses to cure after written notice thereof from the Board and an opportunity to cure of at least thirty (30) days.

b.              Termination by Company without Cause.  Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive: (i) a lump sum payment of Base Salary for six (6) months less applicable withholdings; and (ii) a lump sum payment equal to the number of months worked by Executive during the calendar year in which the termination takes place divided by twelve (12), with the resulting fraction multiplied by the Annual Bonus Executive is eligible to receive during the calendar year at issue (payable following the end of the calendar year at issue) contingent on the Company accomplishing the goals and objectives established by the Board pursuant to Section 2(b) above (collectively “Severance”).  Executive’s eligibility to receive the Severance set forth in this Section 4(b) is conditioned on Executive having first signed a mutual release in the form provided by the Company (to include, among other things, a provision by which Executive will agree that he will not disparage, defame or otherwise detrimentally comment upon the Company and the Company will agree that it will not disparage the Executive, in each case for one (1) year after Executive’s separation from employment with the Company) (the “Release”), and the Release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service, as such term is defined in Section 4(h)) and Executive’s continued compliance with any continuing obligations under this Agreement and the Confidential Information Agreement referenced below in Section 6.  All other obligations of the Company under this Agreement shall cease.

c.               Termination Due to Disability.  Executive’s employment shall terminate automatically if Executive becomes Disabled.  Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive

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has not returned to work.  If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

d.              Termination Due to Death.  Executive’s employment shall terminate automatically upon Executive’s death.  If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

e.               Termination By Executive for Good Reason.  Executive’s termination of Executive’s employment shall be for “Good Reason” if (a) Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting the Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting the Good Reason, (b) the Company fails to cure the Good Reason within the applicable thirty (30) day period, and (c) Executive terminates Executive’s employment with the Company within forty-five (45) days of the event constituting Good Reason.  For purposes of this Agreement, “Good Reason” shall mean: (i) material breach of this Agreement by the Company; (ii) a material diminution of Executive’s authority, duties or responsibilities ; (iii) a reduction in Executive’s Base Salary, annual bonus or other amounts for which Executive is eligible in accordance with this Agreement; (iv) failure by the Company to require any successor entity to the Company to specifically assume all of the Company’s obligations to Executive under this Agreement; or (v) the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then current location (after giving effect to Executive’s relocation to the Company’s offices in Los Altos, California).  Notwithstanding the above, Good Reason shall not be triggered by the Executive no longer holding a Chief Executive Officer position pursuant to a change of control (within the meaning provided in Section 2(c) above), provided a portion of the Company remains a going concern and provided Executive’s duties, position and responsibilities with respect to the remaining business operations are not materially reduced.  Where the Executive terminates Executive’s employment for Good Reason, Executive will be eligible to receive the Severance set forth in Section 4(b) above.  Executive’s eligibility to receive the Severance is conditioned on Executive having first signed the Release and the Release becoming irrevocable by its terms within fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service) and Executive’s continued compliance with any continuing obligations under this Agreement and the Confidential Information Agreement referenced below in Section 6.  All other obligations of the Company under this Agreement shall cease.

f.                Executive’s Resignation Without Good Reason.  Executive may resign Executive’s employment at any time without Good Reason pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

g.              Timing of Payments.  In the event that Executive becomes entitled to receive continued payment of Base Salary portion of the Severance pursuant to Section 4(b) or 4(e), Executive shall not be entitled to receive any such payments until the Company’s first payroll

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date that is coincident with or next following the date that is fifty five (55) calendar days following the date of Executive’s termination of employment (or, if applicable, the date of Executive’s Separation from Service) and any payments that otherwise would have been paid to Executive during such period shall be paid to Executive with the first installment paid to Executive following the end of such period.  Any pro-rated Annual Bonus that becomes payable to Executive pursuant to Section 4(b) or Section 4(e) shall be paid to Executive in a lump sum payment within two and one-half months following the end of the calendar year at issue.

h.              Section 409A; Delayed Payments.  To the extent applicable, the provisions in Section 2 and this Section 4 are intended to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and guidance promulgated thereunder (“409A”) and this Agreement shall be administered and construed in a manner consistent with this intent.  In the event that any compensation that becomes payable to Executive pursuant to Section 2 or this Section 4 qualifies as a deferral of compensation within the meaning of and subject to 409A, then, notwithstanding anything to the contrary in this Agreement (i) such compensation shall be paid to Executive only in the event of Executive’s “separation from service” with the Company within the meaning of 409A (“Separation from Service”) and (ii) payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A.  Such delay shall last six (6) months from the date of Executive’s Separation from Service.  On the Company’s first payroll date that occurs after the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4(h).  To the extent applicable, each and every payment to be made pursuant to Section 2(b), 2(c), 2(f), 4(b) or 4(e) shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

5.                                      EXECUTIVE TERMINATION OBLIGATIONS

a.              Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b.              Resignation.  Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.

c.               Continuing Obligations.  Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibit A) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

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6.                                      INVENTIONS AND PROPRIETARY INFORMATION

Executive agrees to sign and be bound by the terms of the At Will, Non-Competition and Confidentiality Agreement, which is attached as Exhibit A (“Confidential Information Agreement”).

7.                                      ARBITRATION

The Company and Executive agree that any and all disputes or controversies between them of any nature, including but not limited to any arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”).  The Company will pay for the fees and costs of the arbitrator to the extent required by law.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The arbitrator shall apply California law to the merits of any dispute or claim.  Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.  The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.  EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION.  EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS AGAINST THE COMPANY, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH HIS EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

8.                                      AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by the Company’s Board.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

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9.                                      ASSIGNMENT; BINDING EFFECT

a.              Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.              Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.                               NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Talend Inc.,

5150 El Camino Real, Suite C31

Los Altos, CA 94022

Executive’s Notice Address:

11.                               SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

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12.                               TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.                               GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14.                               INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

16.                               AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

17.                               ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Confidential Information Agreement attached as Exhibit A, and any applicable Company Stock Option Plan, Company Stock Option Agreement, and Short-Form Shareholder’s Agreement).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

Employee Initials:	/s/ MHT
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18.                               EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Talend, Inc.

/s/ John D. Brennan		/s/ Michael H. Tuchen
By:
Its:

Dated:	Feb 18, 2014	Dated:	Jan 29, 2014

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB

EXHIBIT A

AT WILL, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This At Will, Non-Competition and Confidentiality Agreement is entered into by and between Mike Tuchen (hereinafter “Employee”) and Talend, Inc. a Delaware corporation (hereinafter referred to as “Employer”) as of this 1 st day of October, 2013 in regard to the following facts:

A.                                    As part of Employee’s employment with Employer, Employee has or will be exposed to and /or provided with confidential information relating to the operation of Employer’s business and its customers that are “Confidential Information/Trade Secrets” (as defined below) belonging exclusively to Employer.

B.                                    Employee acknowledges that a part of the consideration Employee is providing Employer in exchange for his/her employment and continued employment with Employer is Employee’s agreement to maintain the confidentiality of Employer’s “Trade Secrets” in the manner provided herein below.

In consideration of the foregoing Employee agrees as follows:

1.                                      Information and Recommendations to Benefit Employer.  Employee shall provide Employer with all information and recommendations regarding Employer’s business, of which Employee has knowledge that could reasonably be considered to benefit Employer.  Employee shall not usurp, for personal gain, information which could reasonably be considered to benefit Employer.

2.                                      Non-Competition Covenant.  Employee promises that during his/her employment with Employer, he/she shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any competitive activity relating to the subject matter of his/her employment with Employer.

3.                                      Customer Lists, Trade Secrets, and Unfair Competition.  Employee acknowledges and agrees that the names and addresses of Employer’s customers and prospective customers (“Customers”) and all other confidential information relating to those actual or prospective customers as well as all other information that has or could have commercial value or other utility in the business in which Employer or its Customers are engaged or in which they contemplate engaging and information, that, if disclosed without authorization, could be detrimental to the interests of Employer or its customers, whether or not such information is identified as confidential information by Employer or its Customers constitutes Confidential Information/Trade Secrets of Employer.  By example, and without any limitation, Confidential Information/Trade Secrets includes all information such as information on the profitability of the Employer, Employer’s Customer lists and potential leads Customer lists, information relating to Employer’s Customers such as pricing information or contract terms, any other information relating to Employer or Employer’s customers that have been obtained or made known to Employee solely as a result of Employee performing his services for the Employer, developing, production and/or design techniques, product designs, scheduled, and/or drawings containing Employer’s product designs, techniques and inventions (whether patentable or not), copyrighted materials and software created for the benefit of Employer, as well as the Employer’s business plans, strategy plans, sales figures, sales reports, accounting/financial records (including, but not limited to, balance sheets, profit and loss statements, tax returns, payable and receivable information, bank account information and other financial reporting information), personnel policies, marketing plans, buying habits or practices of Employer’s Customers not specifically aforementioned, Employer’s marketing methods and related data, the names of any of Employer’s vendors, or suppliers, information relating to costs, sales or services provided to Employer by such vendors, the prices Employer obtains or has obtained for Employer’s products or services, compensation paid to Employer’s employees and other terms of employment, information regarding Employer’s relations with its employees, information regarding other employees or agents of Employer, or confidential Customer information and/or other confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development

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of the Employer are provided in confidence and constitute Confidential Information/Trade Secrets (as defined in the state in which Employee resides) of Employer.  Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer’s Confidential Information/Trade Secrets obtained by Employee during his employment with Employer constitutes unfair competition.  Employee promises not to engage in any unfair competition with Employer.

4.                                      Non-Solicitation Covenant.  Employee agrees that during his/her employment with the Employer and for one year following his/her termination or cessation of employment, Employee shall not directly or indirectly solicit or attempt to solicit any business from any of Employer’s Customers through use of any Confidential Information, including actively sought prospective Customers.

5.                                      Non-Recruiting Covenant.  Employee agrees that Employer has invested substantial time and effort in assembling its present personnel.  Employee agrees that for one year following his/her termination or cessation of employment, Employee will not directly or indirectly recruit, or attempt to recruit, any other employee of Employer or its affiliates, or induce or attempt to induce any employee of Employer to terminate or cease employment with Employer.

6.                                      Covenant Not to Disclose Employer’s Trade Secrets or Confidential Information During or After Term of Employment.  Employee will not, except as required in the conduct of Employer’s business or as authorized in writing by Employer, publish or disclose, during Employee’s term of employment or subsequent thereto, any Confidential Information/Trade Secret as defined herein or other confidential information, including information concerning any invention, or any other matter relating to Employer’s business that Employee may in any way acquire through his employment with Employer.  All records, files, plans, documents and the like relating to the business of Employer which Employee shall prepare, use, or come on contact with shall be and shall remain the sole property of Employer and shall not be copied without written permission of Employer and shall be returned to Employer on termination of employment or at Employer’s request at any time.

7.                                      Covenant Not to Compete by Use of Employer’s Confidential Information/Trade Secrets After Termination of Employment.  Employee will not engage in competition with Employer, at any time after the termination of this Agreement, while making use of Employer’s Confidential Information/Trade Secrets or confidential information including information concerning any invention, or any other matter relating to Employer’s business that Employee may in any way acquire by reason of his employment with Employer.

8.                                      ASSIGNMENT OF INTEREST IN INVENTIONS:

A.                                    Employee agrees that any inventions made by Employee solely or jointly with others during the term of this contract, that are (1) made with Employer’s equipment, supplies, facilities, trade secrets, or time, or (2) that relate, at the time of conception or of reduction to practice, to the business of Employer or Employer’s actual or demonstrably anticipated research or development, or (3) that result from any work performed by Employee for Employer or result from the use of premises owned, leased or otherwise used or acquired by Employer (hereafter “inventions”), shall belong to Employer, and promises to assign any and all rights in such inventions to the Employer.

B.                                    Employee agrees that any inventions made by Employee solely or jointly with others, made after the date that this Employment Agreement terminates, that are based on trade secrets of Employer, shall belong to Employer, and Employee promises to assign any and all rights in such inventions to Employer.  For the purposes of this paragraph, an invention is based on the trade secrets of the Employer if the invention incorporates any such secrets in design or principal.

C.                                    Employee also agrees the Employer shall have the right to keep any inventions covered by this Agreement as trade secrets, and Employee agrees not to disclose such invention to any third parties except as specifically authorized by Employer.

D.                                    Employee agrees to assign to Employer all rights in any other inventions made by Employee of Employer as required to grant those rights to the United States government or any of its agencies.

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB

E.                                     Notwithstanding any provision of this Agreement, Employee shall not be required to assign, nor shall he be deemed to have assigned, any of Employee’s rights in any invention, as set forth in Labor Code Section 2870 (reprinted in its entirety as Exhibit “A”), (and/or any other applicable statute under the law of the state in which Employee resides) that Employee develops entirely on his own time without using Employer’s equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to Employer’s business or to actual or demonstrably anticipated research or development of Employer; or (2) result from any work performed by Employee for Employer.

F.                                      In order to permit Employer to claim rights to which it may be entitled, Employee agrees to disclose to Employer in confidence (1) all inventions that Employee makes, either solely or jointly with others, during the term of his employment, and (2) all patent applications filed by Employee during his employment with the Company.  Employee also agrees to submit to a reasonable and confidential review process under which Employer may determine such as issues may arise under this Agreement.

G.                                    Employee shall assist Employer in obtaining patents or copyrights on all inventions, designs, improvements, and discoveries deemed patentable or copyrightable by Employer in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters of patent, to vest Employer with full and extensive titles to those patents, and to protect the same against infringement by others, from, during and after the termination of this Agreement.  In the event that assistance of the employee is needed after the termination of this Agreement, Employee will be paid for that assistance at the hourly rate he earned when this Agreement terminated.

H.                                   For the purpose of this Agreement, an invention is deemed to have been made during the Employee’s period of employment if the invention was conceived or actually first reduced to practice during that period.

9.                                      Prior Knowledge and Prior Relationships.

A.                                    Except as disclosed in Exhibit “B,” Employee has no knowledge of any of Confidential Information/Trade Secrets or other confidential information referenced and defined in this Agreement other than the information Employee has learned from Employer.

B.                                    Employee has disclosed in Exhibit “B” a complete list of all inventions that are proprietary to Employee and that Employee wants to exclude from the application of this Agreement.  Employer will receive and hold all such disclosures in confidence.

C.                                    Employee has no agreements, relationships, or commitments to any other person or entity that conflict with or would prevent Employee from performing any of Employee’s obligations to Employer under this Agreement.

D.                                    Employee will not disclose and has not disclosed to Employer and will not use or induce Employer to use any proprietary information or Trade Secrets of others.  Employee represents and warrants that Employee has returned all property and confidential or trade secret information belonging to others and is not in possession of any documents or data containing such confidential or trade secret information.

E.                                     Employee agrees to indemnify, defend and hold harmless Employer and its officers, directors and employees from any and all claims, damages, costs, expenses or liability, including reasonable attorney’s fees incurred in connection with or resulting from any breach or default of the representations and warranties contained in this paragraph.

10.                               Termination of Employment.

A.                                    Employee’s employment with Employer is at will and Employee’s employment and compensation can be terminated or modified in any way, with or without cause, with or without notice, at any time, subject to the rights and obligations set forth in that certain Employment Agreement between Employer and Employee dated as of October 1, 2013.

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB

B.                                    If Employee’s employment with Employer is terminated for any reason, Employee shall promptly deliver and without request:

(i)                  Inform Employer of and deliver to Employer all documents and data pertaining to Employee’s employment and the Confidential Information/Trade Secrets, whether prepared by Employee or otherwise coming into Employee’s possession or control; and

(ii)               Sign the Termination Certificate in Exhibit “C.” Employee shall not retain any written or other tangible material containing any information concerning or disclosing any Confidential Information/Trade Secrets.

11.                               Injunctive Relief.  Employee agrees that breach of the restrictive covenants in this Agreement will irreparably harm Employer for which Employer may not have an adequate remedy at law.  As such, Employee agrees that Employer shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce said covenants in the event of breach or threatened breach by Employee, in addition to any other remedies available to Employer at law or in equity.  The Confidentiality, Non-Solicitation, Non-Competition, and Non-Recruiting restrictive covenants contained in this agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against Employer is not a defense to enforcement of said covenants by injunction.

12.                               Waiver.  No waiver by Employer of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by Employer of any right under this Agreement shall be construed as a waiver of any other right.

13.                               Tolling and Suspension.  In the event of a breach by Employee of any restrictive covenant contained in this Agreement, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that Employer shall receive the benefit of Employee’s compliance with the terms and conditions of this Agreement.

14.                               Confidential Information of Others.  Employee will not use, disclose to Employer or induce Employer to use any confidential, proprietary or trade secret information or material belonging to others which comes into Employee’s knowledge or possession at any time, nor will Employee use any such information or material in the course of my employment with Employer, and Employee will not ask any applicant, employee or other person to engage in such activities, absent written authorization from the third-party that owns the information and Employer.  Except as disclosed to Employer in writing, Employee has no other agreements or relationships with or commitments to any other person or entity that conflict with Employee’s obligations to Employer as an employee of Employer or under this Agreement, and Employee represents that Employee’s employment will not require Employee to violate any obligation to or confidence with another.  In the event Employee believes that Employee’s work for Employer would make it difficult for Employee not to disclose to Employer any confidential, proprietary or trade secret information or materials belonging to others, Employee will immediately inform Employee’s supervisor.  Employee has not entered into, and Employee agrees Employee will not enter into, any oral or written agreement in conflict with this Agreement.

15.                               This is the entire agreement between Employer and Employee regarding confidentiality of Employer’s Confidential Information/Trade Secrets and this agreement supersedes any and all prior agreements regarding these issues.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws.  This Agreement consists of a series of separate covenants.  If any separate covenant, word or provision of this Agreement is found unenforceable it may be severed from this Agreement with the remainder of the Agreement remaining in full force and effect.

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB

MY SIGNATURE BELOW ATTESTS TO THE FACT THAT I HAVE READ, UNDERSTAND, AND AGREE TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS.

Signed at 12:50am, CET, this 30 day of January, 2014.

/s/ Michael H. Tuchen
Mike Tuchen

FOR EMPLOYER:

Signed at 2:05pm, PDT, this 18 day of February, 2014.

/s/ John D. Brennan
Employer Representative’s Signature

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB

EXHIBIT 1

COMPANY’S WRITTEN NOTIFICATION TO EMPLOYEE OF
LABOR CODE §2870

In accordance with California Labor Code §2870, you are hereby notified that your At Will Employment and Confidentiality Agreement does not require you to assign to Company any Invention for which no equipment, supplies, facility or trade secret information of Company was used and that was developed entirely on your own time, and does not relate to the business of Company or to Company’s actual or demonstrably anticipated research or development, or does not result from any work performed by you for Company.

The following is the text of California Labor Code §2870:

“(a)  Any provision in an Employment Agreement which provides that an Employee shall assign, or offer to assign, any of his or her right to an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for inventions that:

`(1)  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)  Result from any work performed by the employee for the employer.”‘

“(b) To the extent a provision in the employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

I hereby acknowledge receipt of this written notification.

Date:	Jan 29, 2014	/s/ Michael H. Tuchen
[Employee’s Signature]

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB

EXHIBIT 2

PRIOR KNOWLEDGE AND INVENTIONS

1.                                      I acknowledge that I know nothing about the Confidential Information/Trade Secrets or Inventions of Employer other than the information that has been disclosed to me by Employer except the following (if none, so state):

2.                                      I acknowledge that I have not conceived, made, or reduced to practice (alone or jointly with others) any Inventions other than the following, which are excluded from application of this Agreement (if none, so state):

3.                                      I acknowledge that I have no other current or prior Agreements, relationships, or commitments that conflict with this Agreement or with my relationship with Employer other than the following:

Date:	Jan 29, 2014	/s/ Michael H. Tuchen
[Employee’s Signature]

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB

EXHIBIT 3

TERMINATION CERTIFICATE

I hereby certify that I have complied with and will continue to comply with all the terms of the Confidentiality Agreement of Talend, Inc. a Delaware corporation (“Agreement”), which I signed.  All capitalized terms used but not defined in this certificate will have the meanings ascribed to them in the Agreement.

I further certify that I do not have in my possession, nor have I failed to return, any Confidential Information/Trade Secrets or copies of such information, or other documents or materials, equipment, or other property belonging to Employer or its Customers.

I agree that, in compliance with the Agreement, I will preserve as confidential and not use any Confidential Information/Trade Secrets or other information that has or could have commercial value or other utility in the business in which Employer or its Customers are engaged or in which they contemplate engaging, I will not participate in the unauthorized disclosure of information that could be detrimental to the interest of Employer or its Customers, whether or not such information is identified as Confidential Information/Trade Secrets by Employer or its Customers.

On termination of my employment with Employer, I will be employed by                            in its                          Division and will be working in connection with the following projects:                               .

Date:
[Name]

Employee Initials:	/s/ MHT
Employer’s Initials:	/s/ JDB